Exhibit 99.1

For Immediate Release

Granahan McCourt Acquisition Corporation Amends Merger Agreement with Pro
Brand International, Inc.

-Reduces Upfront Consideration by 13%-

-Further Reduction in Overall Consideration Via a Revised and Simplified Earnout-

-Granahan McCourt Management’s Shares Now Tied to Performance Milestones-

New York, NY, September 3, 2008 – Granahan McCourt Acquisition Corp. (AMEX: GHN, GHN.U, GHN.WS) (“Granahan McCourt”) today announced that it has entered into an amendment to the Agreement and Plan of Merger, dated as of April 24, 2008, with Pro Brand International, Inc. (“PBI”), a leading designer and developer of advanced antenna and radio frequency systems for the satellite industry, primarily serving Direct Broadcast Satellite (“DBS”) operators.

Under the terms of the amendment, the initial purchase price for PBI has been reduced to $65 million in the aggregate, including $50 million in cash and $15 million in stock, down from $75 million in the aggregate, consisting of $55 million in cash and $20 million in stock, resulting in a 13% reduction in the initial merger consideration.  The amendment also reduces and simplifies the contingent earnout payments to PBI shareholders. These revised payments will permit a maximum contingent earnout payment of $12 million per year, for a total contingent payout capped at a cumulative maximum of $36 million.  This implies a reduction in total consideration of approximately 55% when compared to the high end and 20% when compared to the low end of the earnout range previously disclosed in Granahan McCourt’s public filings.  In addition, the amendment grants Granahan McCourt full flexibility regarding the mix of stock versus cash used for payment of the earnout to PBI shareholders.

The amendment also provides that, as a condition to the closing of the merger, members of Granahan McCourt’s management enter into restriction agreements pursuant to which transfer restrictions and forfeiture provisions are imposed on approximately 2.6 million shares, which represent all of Granahan McCourt’s common stock first acquired by management prior to Granahan McCourt’s initial public offering.  As a result of these restriction agreements, those shares will become transferable and non-forfeitable directly proportional to and only to the extent that PBI’s shareholders and option holders become eligible for earnout payments on the terms set forth in the amendment.

“We are extremely pleased to have renegotiated our merger agreement with PBI,” stated David McCourt, President, CEO and Chairman of the Board of Granahan McCourt.  “Under this new structure, Granahan McCourt’s management equity in the combined company will be subject to restrictions until we execute on our multi-pronged growth strategy, which includes international expansion, leveraging PBI’s design capabilities into adjacent verticals, and pursuing attractive acquisition opportunities.  We believe tying our promote to performance milestones is a testament to our long-term commitment to PBI and the confidence we have in our ability to execute our growth strategy and build shareholder value.”

“This amendment enhances the attractiveness of this transaction for Granahan McCourt’s shareholders by lowering the purchase price and leaving additional cash on the balance sheet to fund future growth initiatives,” continued David McCourt.  “We are confident that the implementation of our strategic initiatives will drive EBITDA growth and customer diversification.  We believe this will result in expanded multiples more in line with our comparables, thus further enhancing upside to our investors in a short period of time.”

About Granahan McCourt Acquisition Corporation

Granahan McCourt Acquisition Corporation is a blank check company organized on July 10, 2006 for the purpose of acquiring one or more assets or operating businesses in the telecommunications and media industries through a merger, capital stock exchange, asset or stock acquisition or other similar business combination.  Granahan McCourt Acquisition Corporation does not have significant operations.

Investor Relations Contact

Erach Desai

Integrated Corporate Relations

617-956-6732

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings, including the Company’s registration statement on Form S-4 (File No. 333-150848), as amended (the “Registration Statement”) and Form 10-K for the period ended December 31, 2007.  These risks and uncertainties also include risks and uncertainties regarding PBI, including, among other things, changes in demand for PBI’s products, PBI’s dependence on significant customers, the lack of long-term contracts governing PBI’s customer and supplier relationships, PBI’s ability to retain its management and key personnel, PBI’s ability to adequately protect its intellectual property and its technologies, competition in PBI’s markets, competitive pricing and continued pricing pressures in the DBS market, supplier constraints, the introduction of new products and services by competitors, the ability of PBI to manage costs and maintain production volumes, conditions in PBI’s industry and economic conditions generally, PBI’s ability to develop and market new technologies in a competitively advantageous manner, and PBI’s success at integrating acquired businesses.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, Granahan McCourt has filed the Registration Statement, including a combined proxy statement/prospectus with the SEC in connection with the merger and will mail a definitive proxy statement to the stockholders of Granahan McCourt containing information about the merger. Granahan McCourt’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger with PBI. Granahan McCourt’s stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Granahan McCourt, 179 Stony Brook Road, Hopewell, NJ 08525.

Granahan McCourt and its officers and directors may be deemed to have participated in the solicitation of proxies from Granahan McCourt’s stockholders in favor of the approval of the merger. Information concerning Granahan McCourt’s directors and executive officers is set forth in the publicly filed documents of Granahan McCourt. Stockholders may obtain more detailed information regarding the direct and indirect interests of Granahan McCourt and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.